                                                              Exhibit 12
                                                              ----------

                      CONSOLIDATED RAIL CORPORATION
                      -----------------------------
         COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
         ------------------------------------------------------

                             ($ In Millions)



                                              Quarters Ended          Six Months Ended
                                                 June 30,                June 30,
                                              --------------       -----------------
                                              1998      1997        1998     1997
                                              ----      ----        ----     ----

Earnings
--------
  Pre-tax income (loss)                       $186     $(250)       $323    $(154)
    Add:
      Interest expense                          38        42          79       84
      Rental expense interest factor            13        11          26       27
    Less equity in undistributed
     losses of 20%-50% owned companies          (6)       (7)        (11)     (12)
                                              ----     -----        ----    -----
Earnings available for fixed charges (loss)   $231     $(204)       $417    $ (55)
                                              ====     =====        ====    =====

Fixed charges
-------------
  Interest expense                              38        42          79       84
  Rental expense interest factor                13        11          26       27
                                              ----     -----        ----    -----
Fixed charges                                 $ 51     $  53        $105    $ 111
                                              ====     =====        ====    =====

Ratio of earnings to fixed charges            4.53x        -        3.97x       -




For purposes of computing the ratio of earning to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor. After the merger-related costs recognized during the second quarter of 1997, earnings available for fixed charges were inadequate by $257 million and $166 million in the quarter and six months ended June 30, 1997, respectively.